Exhibit 10.2

NCR Management Stock Plan

2005 Option Grant Statement

(Non-Statutory Stock Option)

Name of Optionee	Soc. Sec. #	Grant Date	No. of Optioned Shares
James Ringler	( )	July 11, 2005	52,610

You have been granted an option (the “Option”) under the NCR Management Stock Plan (the “Plan”) of NCR Corporation (“NCR”) to purchase from NCR the above number of common shares of NCR (“Shares”) at the price of $36.205 per Share, subject to the terms and conditions of this statement and the Plan.

1.	Your right to exercise this Option will expire ten (10) years from the grant date.

2.	This Option will vest and may be exercised at any time prior to its expiration as follows: 66 2/3% (rounded down to the nearest whole share) of the Option Shares are fully vested as of the grant date; the remaining 33 1/3% will vest in three equal monthly installments on August 1, September 1 and October 1, 2005, whether or not you are still employed by NCR or any of its Affiliate companies (referred to collectively herein as “NCR”) on the vesting dates as its President and Interim Chief Executive Officer.

3.	This Option will not be exercisable after the expiration date, except that, if you die within six months prior to the expiration date, the expiration date will be extended to the one hundred seventy-ninth day after the date of death.

4.	This Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program.

5.	Within a reasonable period after the Option is exercised, NCR will instruct its Transfer Agent and Stock Registrar to credit you or your successor with the number of Shares with respect to which you exercised the Option. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a shareowner of NCR in respect of any Shares purchasable upon the exercise of this Option, in whole or in part, unless and until the Company credits you with such Shares.

6.	This Option is not transferable by you otherwise than by will or the laws of descent and distribution, and during your lifetime the Option may be exercised only by you or your guardian or legal representative.

7.

You may designate one or more beneficiaries to receive all or part of this Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of this Option that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other portion of this Option shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares.

8.	The terms of this Option as evidenced by this statement may be amended by the NCR Board of Directors or its Compensation and Human Resource Committee (the “Committee”), provided that no such amendment shall impair your rights hereunder without your consent.

9.	In exchange for this Option, you agree that during your employment with NCR and for a period of eighteen months after termination of your NCR employment for any reason, without the prior written consent of the Committee, you will not (1) render services directly or indirectly to any Competing Organization (as defined below) involving the development, manufacture, marketing, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during your NCR employment, (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR to terminate their employment with or otherwise cease their relationship with NCR, (3) canvass or solicit business with any firm or company with whom you worked while employed by NCR, including customers of NCR, or (4) disclose to any third party any NCR confidential, technical, marketing, business, financial or other information not publicly available. If you breach the terms of this paragraph 9, in addition to recovering damages for breach, this Option will be immediately cancelled, and you agree to pay to NCR the difference between the exercise price and the fair market value on the date of exercise of any shares received in connection with exercise of this Option on or after the date which is 90 days prior to the date of your termination of employment.

As used in this paragraph 9, “Competing Organization” means any organization identified by the Chief Executive Officer of NCR on February 23, 2005, for purposes of non-competition provisions in NCR benefit plans, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of this section, NCR may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

10.	By accepting this Option, you agree that, where permitted by local law, any controversy or claim related to your employment relationship with NCR shall be resolved by first exhausting any NCR internal dispute resolution process and policy, and then by arbitration pursuant to such policy. If you are employed in the U.S., the arbitration shall be pursuant to the NCR dispute resolution policy and then current rules of the American Arbitration Association and shall be held in Dayton, Ohio. If you are employed outside the U.S., where permitted by local law, the arbitration shall be conducted in the headquarters city of for the business unit in which you work. The arbitration shall be held before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. For arbitration held in the U.S., issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the U.S., or similar applicable rules for an arbitration held outside the U.S. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

NCR CORPORATION